Exhibit 11

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING	787 SEVENTH AVENUE NEW YORK, NEW YORK 10019 TELEPHONE 212 839 5300 FACSIMILE 212 839 5599 www.sidley.com FOUNDED 1866	LOS ANGELES
BRUSSELS		NEW YORK
CHICAGO		SAN FRANCISCO
DALLAS		SHANGHAI
GENEVA		SINGAPORE
HONG KONG		TOKYO
LONDON		WASHINGTON, D.C.

March 19, 2004

Merrill Lynch Developing Capital Markets Fund, Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Developing Capital Markets Fund, Inc. (the “Fund”) in connection with the proposed acquisition by the Fund of substantially all of the assets, and the proposed assumption by the Fund of substantially all of the liabilities, of Merrill Lynch Dragon Fund, Inc. (“Dragon Fund”), and the simultaneous distribution to Dragon Fund of newly-issued shares of common stock of the Fund having an aggregate net asset value equal to the net assets of Dragon Fund acquired by the Fund reduced by the amount of the liabilities of Dragon Fund assumed by the Fund (collectively, the “Reorganization”). This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to shares of common stock, par value $0.10 per share, of the Fund (the “Shares”), to be issued in the Reorganization.

As counsel for the Fund in connection with the Reorganization, we are familiar with the proceedings taken by the Fund and to be taken by the Fund in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation and By-laws of the Fund, each as amended and restated as of the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Dragon Fund (the “Agreement and Plan”), as set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours, /s/ Sidley Austin Brown & Wood LLP